Exhibit (a)(1)(F)

Offer to Exchange Incentive Stock Options
NOTICE OF WITHDRAWAL

I previously elected to surrender incentive stock options to purchase shares of Geokinetics common stock, par value $0.01 at an exercise price of $ 28.00 per share on December 10, 2007 (eligible ISOs) for exchange in the Exchange Offer.  I now wish to withdraw my surrendered eligible ISOs.  By signing below, I acknowledge that I understand:

•	I will not receive any replacement stock options
•	I will continue to hold the eligible ISOs withdrawn from the Exchange Offer under the same terms and conditions
•	I represent and warrant that I have full power and authority to elect to withdraw previously surrendered eligible ISOs.
•
Upon request, I will execute and deliver any additional documents deemed by Geokinetics to be necessary or desirable in connection with my election to withdraw previously surrendered eligible ISOs pursuant to this notice of withdrawal.

Printed Name:                          _________________________                                                                           Date:                                ____________________

Signature:                                _________________________                                                                           Telephone #:                   ____________________

FOR A WITHDRAWAL TO BE EFFECTIVE, THIS NOTICE OF WITHDRAWAL MUST BE COMPLETED, SIGNED AND RECEIVED BEFORE THE EXPIRATION DEADLINE OF 5:00 PM, CENTRAL TIME, ON JULY 29, 2009 (OR SUCH LATER DATE AS MAY APPLY IF THE EXCHANGE OFFER IS EXTENDED.

Please return the completed, signed form to:
Diane Anderson
Office of the Corporate Secretary
1500 CityWest Blvd., Suite 800, Houston, TX 77042, (281) 848-6986 at corporate.secretary@geokinetics.com or fax (713) 850-7330.